Exhibit 10.19(i)



IMPERIAL BANK
2460 Sand Hill Road, Suite 102
Menlo Park, California 94025 (415) 233-3000


August 28, 1997

OPHTHALMIC IMAGING SYSTEMS
221 Lathrop Way, Suite I
Sacramento, CA  95815

Attention:  Mr. Steven R. Verdooner, President
            Mr. Steven C. Lagorio, Director of Finance

Re:  Imperial Bank Loan No. 700000559

Gentlemen:

With reference to the Credit Terms and Conditions ("CTC") dated April 12, 1995 with addendum dated April 10, 1995 between Imperial Bank ("Bank") and Ophthalmic Imaging Systems ("Borrower"), the Bank hereby modifies the following numbered terms and conditions of the addendum attached to the CTC (hereinafter referred to as the "Addendum"):

1. Paragraph 2 of the Addendum, as previously modified, is deleted in its entirety and is replaced with the following:

     "2.  TERM AND REPAYMENT

          The line of credit will require monthly payments of interest through and including October 5, 1997, at which time all outstanding principal, accrued but unpaid interest and other charges thereinafter shall be due and payable in full."

2. Paragraph 3 of the Addendum, is deleted in its entirety and is replaced with the following:

     "3.  BORROWING BASE

          Advances will be limited to the lesser of: (i) 70% of Eligible Accounts (as hereinafter defined); or (ii) $750,000. As used herein, "Eligible Accounts" shall only include such accounts as Bank in its sole discretion shall from time to time determine are eligible. Eligible Accounts shall also not include any of the following:

          a. Accounts with respect to which the account debtor is an officer, director, shareholder, employee, subsidiary or affiliate of Borrower.

          b. Accounts due from a customer if more than twenty-five percent (25%) or more of the aggregate amount of accounts of such customer have at that time remained unpaid for more than ninety (90) days from the invoice date. (CROSS AGE)


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August 28, 1997
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          c.   Accounts  representing  billings  for service or maintenance contracts or for inventory or equipment on rent to the account debtor.

          d. Accounts with respect to international transactions unless insured or covered by a letter of credit in a manner and form acceptable to the Bank.

          e.   Salesman's accounts for promotional purposes.

          f.   The amount by which any one account exceeds fifteen  percent
               (15%)    of   the   total   accounts   receivable   balance.
               (CONCENTRATION)

          g. Accounts where the account debtor is a seller to borrower, to the extent that a potential offset exists. (CONTRA)

          h.   Accounts due from customers  that remain unpaid after ninety
               (90) days from the invoice date.

          i.   United   States   government   accounts    unless   properly
               documented."

3. Paragraph 5 of the Addendum, as previously modified, is deleted in its entirety and is replaced with the following:

     "5.  PRICING

          Interest Rate:      Bank's Prime Rate + 3% per annum.  Rate shall
                              be  reduced  to Bank's Prime Rate  +  2%  per
                              annum  following   the   achievement  of  two
                              consecutive fiscal quarters of operating and after-tax profitability in excess of $100,000 each.

          Facility Fee:       $1,875

4. Sub-section B of Paragraph 6 of the Addendum is deleted in its entirety and is replaced with the following:

     "B.  Borrower to provide to Bank:

          1) Unqualified audited financial statements within 90 days after each fiscal year end.

          2) Company prepared monthly financial statements and Compliance Certificate within 25 days after the end of each month.

          3) Borrower to provide Bank with agings of accounts receivable and accounts payable, along with a Borrowing Base Certificate, Bank forms AC1-AR and Inventory Transaction Report; AC11-Computation of Ineligible AR; and AC12-Monthly AR Reconciliation upon such a schedule as determined by Bank in Bank's sole discretion. All customer collections (wire transfer, checks, cash) shall be applied to the outstanding loan balance, and such collections shall

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August 28, 1997
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               reduce  the gross  AR  availability  as  calculated  on  the
               Borrowing Base Certificate by the amounts collected. New invoices during the same period shall increase the gross A/R availability as calculated on the Borrowing Base Certificate by the amounts involved.

          4)   Budgets,  sales  projections,  operating   plan,   or  other
               financial exhibits which Bank may reasonably request.

In addition to the modifications above, Borrower shall be subject to the following additional conditions:

1. Concurrently with execution hereof, Borrower shall pay Bank the $7,375.80 in fees that are due to the Bank per the Invoice dated May 5, 1997 (these are in addition to the "Facility Fee" in Paragraph 3 above).

2. Bank and Borrower agree that Borrower is subject to following obligations under the stock appreciation right set forth in Section
     1.3 of the Warrant to Purchase Stock issued November 1, 1995 ("SAR"):

          A. The principal amount due from Borrower to Bank under the SAR is $219,750.00, which represents the spread between the closing price of Borrower's stock on Friday May 24, 1996 ($6.125) and the exercise price per the Warrant to Purchase Stock ($1.73) multiplied by 50,000 warrant shares (reduced from 67,500 pursuant to the occurrence of certain events stipulated in the letter agreement dated November 1, 1995). Interest due on the principal balance is accruing at the Bank's prime rate and has been accruing from the exercise date of the SAR which was May 28, 1996. (Principal and accrued interest due on the SAR shall hereinafter be referred to as the "SAR Balance").

          B. Borrower shall pay to Bank the SAR Balance as detailed in the following schedule:

               1. Within 5 days after the receipt of any new equity or subordinated debt up to $300,000, Borrower shall apply 20% of such equity or subordinated debt amounts to the SAR Balance. Within 5 days after the receipt of any new equity for amounts in excess of $300,000, Borrower shall apply 30% of such equity amounts to the remaining SAR Balance. In any event, the SAR Balance shall be due and payable in full November 30, 1997.

3. Borrower shall provide Bank with a revised annual forecast by September 30, 1997.


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Ophthalmic Imaging Systems
August 28, 1997
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Except  for  the  above-described  modifications, the Addendum shall remain unaltered and in full force and effect.

Please acknowledge your approval by signing and returning the original of this letter to me.

Sincerely,

THOMAS D. JORGENSEN

Thomas D. Jorgensen
Assistance Vice President
Special Markets Group

Accepted and agreed to:

OPHTHALMIC IMAGING SYSTEMS

By:     STEVEN R. VERDOONER
Title:  Chief Executive Officer
Date:   September 19, 1997